Exhibit 10.13

EXECUTION VERSION

TEXTAINER MARINE CONTAINERS LIMITED

Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Indenture Trustee

SECOND AMENDED AND RESTATED SERIES 2000-1 SUPPLEMENT

Dated as of June 8, 2006

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of May 26, 2005

SERIES 2000-1 NOTES

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions; Calculation Guidelines

Section 101.	Definitions	1

ARTICLE II

Creation of the Series 2000-1 Notes

Section 201.	Designation	10
Section 202.	Interest Payments on the Series 2000-1 Notes	10
Section 203.	Principal Payments on the Series 2000-1 Notes; Prepayment of Principal on the Series 2000-1 Notes	11
Section 204.	Amounts and Terms of Series 2000-1 Noteholder Commitments	12
Section 205.	Taxes	13
Section 206.	Increased Costs	14
Section 207.	Capital Requirements	15
Section 208.	Series 2000-1 Subordinated Basis Amount	16

ARTICLE III

Series 2000-1 Series Account and Allocation and Application of Amounts Therein

Section 301.	Series 2000-1 Series Account	17
Section 302.	Drawing Funds from the Restricted Cash Account	17
Section 303.	Distribution from Series 2000-1 Series Account	18
Section 304.	The Policy	20

ARTICLE IV

Additional Covenants and Agreements

Section 401.	Increase in the Aggregate Series 2000-1 Note Commitment	24
Section 402.	[Reserved]	24
Section 403.	Depreciation Policy	24

ARTICLE V

Conditions of Effectiveness and Future Lending

Section 501.	Effectiveness of Supplement	25
Section 502.	Subsequent Advances on Series 2000-1 Notes	26

i

ii

EXHIBITS

EXHIBIT A Form of Series 2000-1 Note

SCHEDULES

Schedule 1 - Minimum Targeted Principal Balance Percentage

Schedule 2 - Scheduled Targeted Principal Balance Percentage

iii

SECOND AMENDED AND RESTATED SERIES 2000-1 SUPPLEMENT, dated as of June 8, 2006 (as amended, modified and supplemented from time to time in accordance with the terms hereof, this “Supplement”), between TEXTAINER MARINE CONTAINERS LIMITED, a limited liability company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, the Issuer and the Indenture Trustee previously entered into an Amended and Restated Series 2000-1 Supplement, dated as of November 29, 2001 (the “Prior Agreement”);

WHEREAS, the Issuer issued its Series 2000-1 Notes pursuant to the Prior Agreement; and

WHEREAS, the parties hereto wish to amend and restate the Prior Agreement in order to make certain changes to the Prior Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions; Calculation Guidelines

Section 101. Definitions. Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Aggregate Series 2000-1 Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the then Series 2000-1 Note Principal Balances of all Series 2000-1 Notes then Outstanding.

“Alternative Rate” means on any day for any Series 2000-1 Advance allocated to an Interest Accrual Period, an interest rate per annum equal to the Base Rate, if, on or before the first day of such Interest Accrual Period, a Series 2000-1 Noteholder, a Liquidity Provider (or agent thereof) or a Deal Agent shall have notified the Issuer that a Eurodollar Disruption Event has occurred.

“Ambac” means Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance corporation.

“Applicable Margin” shall have the meaning set forth in the Second Amended and Restated Applicable Margin Fee Letter, dated as of June 8, 2006, among the Issuer and each of the Deal Agents.

“Availability” shall have the meaning set forth in the Series 2000-1 Note Purchase Agreement.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the sum of (i) (a) if the Federal Funds Effective Rate is determinable on such date, the Federal Funds Effective Rate in effect on such date or (b) if the Federal Funds Effective Rate is not determinable on such date, the Prime Rate in effect on such date, plus (ii) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change; provided, however, that the Base Rate on any such day for the outstanding principal amount of any Series 2000-1 Advance funded by ING shall be ING’s cost of funds, as reasonably determined by ING.

“Breakage Costs” means any amount or amounts as shall compensate a Purchaser for any loss, cost or expense incurred by such Purchaser in connection with funding obtained by it with respect to Series 2000-1 Advance (as reasonably determined by the related Deal Agent in its sole discretion on behalf of such Purchaser) as a result of (i) the failure of the Issuer to accept funding of a Series 2000-1 Advance in accordance with a Funding Notice submitted by Issuer or (ii) the failure of the Issuer to make a prepayment in accordance with the terms of any of the Indenture, this Supplement or the Series 2000-1 Note Purchase Agreement or (iii) the Issuer making a payment other than on a Payment Date. Nothing contained herein shall obligate the Issuer to pay Breakage Costs with respect to any prepayment actually made by the Issuer at the expiration of an Interest Accrual Period.

“Closing Date” shall mean the Restatement Effective Date.

“Control Party” means, with respect to Series 2000-1 Notes, either (i) so long as no Series Enhancer Default has occurred and is continuing and the Series 2000-1 Notes are Outstanding, the Policy has not expired or any amounts remain unpaid to the Series Enhancer pursuant to the Series 2000-1 Related Documents, the Series Enhancer; or (ii) in all other events, the Majority of Holders of the Series 2000-1 Notes.

“Conversion Date” means the earlier to occur of (i) the date on which a Conversion Event occurs and (ii) the date set forth in Section 2.1(c) of the Series 2000-1 Note Purchase Agreement, as such date in this clause (ii) may be extended from time to time in accordance with the terms, and subject to the conditions, of Section 2.1(c) of the Series 2000-1 Note Purchase Agreement.

“Conversion Event” means the earlier to occur of (x) the date on which an Early Amortization Event occurs and (y) any Payment Date on which the then aggregate unpaid principal balance of any Series of Notes exceeds the Minimum Targeted Principal Balance of such Series (after giving effect to any Minimum Principal Payment Amount actually paid on such Payment Date).

“Default Interest” means, for any Payment Date, the incremental amount of interest payable on the Notes in accordance with Section 202(b) hereof.

“Deficiency Amount” means (a) for any Payment Date (other than the Series 2000-1 Legal Final Payment Date), any shortfall in the aggregate amount available in the Series 2000-1 Series Account or any other amounts available under the Indenture or this Supplement to pay the interest due and payable on all Series 2000-1 Notes on such Payment Date (excluding Default Interest and Step Up Warehouse Fee), and (b) on the Series 2000-1 Legal Final Payment Date, any shortfall in the aggregate amount available in the Series 2000-1 Series Account or any other amounts available under the Indenture or this Supplement to pay the then unpaid principal balance of, and accrued interest (excluding Default Interest and Step Up Warehouse Fee) on, all Series 2000-1 Notes on the Series 2000-1 Legal Final Payment Date.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eurodollar Disruption Event” means with respect to all Series 2000-1 Advances allocated to any Interest Accrual Period, any of the following: (a) a determination by a Series 2000-1 Noteholder, a Liquidity Provider (or agent thereof) or the Deal Agent that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain any Loan for such Interest Accrual Period, (b) a determination by a Series 2000-1 Noteholder, a Liquidity Provider (or agent thereof) or the Deal Agent that the rate at which deposits of Dollars are being offered to such lender in the London interbank market does not accurately reflect the cost to the Series 2000-1 Noteholder or a Liquidity Provider of making, funding or maintaining any Loan for such Interest Accrual Period or (c) the inability of a Series 2000-1 Noteholder or a Liquidity Provider to obtain Dollars in the London interbank market to make, fund or maintain any Loan for such Interest Accrual Period.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Deal Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Increased Costs” means any fee, expense or increased cost charged to an Indemnified Party on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule, or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority as provided by Sections 206 and 207 of this Supplement.

“Indemnified Party” shall have the meaning set forth in Section 205(a) hereof.

“Insurance Agreement” means the Amended and Restated Insurance and Indemnification Agreement, dated as of June 8, 2006, among the Issuer, the Manager, the Indenture Trustee and Ambac.

“Insured Amount” shall have the meaning set forth in the Policy.

“Interest Accrual Period” means the period, commencing on and including a Payment Date (or, with respect to the initial Interest Accrual Period, commencing on and including the Restatement Effective Date) and ending on but excluding the next succeeding Payment Date. When switching from LIBOR Rate to Alternative Rate funding, the first such Interest Accrual Period shall be at the Deal Agents’ discretion.

“LIBOR Rate” means for any Interest Accrual Period and any Series 2000-1 Advance, an interest rate per annum equal to the average per annum rate of interest determined by the Indenture Trustee (and notified to each of the Issuer, the Manager and the Administrative Agent) on the basis of the offered rates for deposits in Dollars for an amount equal to the requested advance of funds and for a term equal to either (i) with respect to any Series 2000-1 Advance made on the first day of such Interest Accrual Period, the applicable Interest Accrual Period or (ii) with respect to any Series 2000-1 Advance not made on the first day of such Interest Accrual Period, a term equal to the period remaining in the applicable Interest Accrual Period (provided, if no offered rate exists for such remaining period, the LIBOR Rate shall be interpolated on a straight-line basis based upon the LIBOR Rate for each of (i) the closest quoted period greater than such remaining period and (ii) the closest quoted period shorter than such remaining period), and commencing on the first day of such Interest Accrual Period, appearing on Telerate Page 3750 (or, if, for any reason, Telerate Page 3750 is not available, the Reuters Screen LIBO Page) as of 11:00 A.M. (London time) on the Business Day which is the LIBOR Determination Date. If neither Telerate Page 3750 nor the Reuters Screen LIBO Page is available, then “LIBOR Rate” shall mean the rate per annum equal to the average rate at which the principal London offices of Wachovia Bank, National Association, and Bank of America, N.A. are offered dollar deposits at or about 10:00 a.m., New York City time, two Business Days prior to the first Business Day of such Interest Accrual Period in the London eurodollar interbank market for delivery on the first day of such Interest Accrual Period for one month and in a principal amount equal to an amount of not less than $1,000,000.

“LIBOR Determination Date” shall mean the date that is two (2) Business Days prior to the first day of any Interest Accrual Period.

“Loan” means an extension of credit made by a Series 2000-1 Advance pursuant to Section 204 of this Supplement.

“Majority of Holders” means, with respect to the Series 2000-1 Notes as of any date of determination, Series 2000-1 Noteholders representing more than fifty percent (50%) of the then Aggregate Series 2000-1 Note Principal Balance.

“Manager Advance” shall have the meaning set forth in the Management Agreement.

“Manager Report” shall have the meaning set forth in the Management Agreement.

“Minimum Principal Payment Amount” means, for the Series 2000-1 Notes on any Payment Date, one of the following:

(1)	for any Payment Date prior to the Conversion Date, zero;

(2)	for any Payment Date following the Conversion Date, the excess, if any, of (x) the Aggregate Series 2000-1 Note Principal Balance, over (y) the Minimum Targeted Principal Balance for the Series 2000-1 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means for the Series 2000-1 Notes for each Payment Date, an amount equal to the product of (x) the Aggregate Series 2000-1 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of months elapsed from the Conversion Date) on Schedule 1 hereto under the column entitled “Minimum Targeted Principal Balance”. The Minimum Targeted Principal Balance for the Series 2000-1 Notes will be based on a fifteen (15) year level amortization schedule.

“Note” means any Series 2000-1 Note.

“Other Taxes” shall have the meaning set forth in Section 205(b) of this Supplement.

“Overdue Rate” means an interest rate per annum equal to the sum of (i) the interest rate otherwise in effect hereunder plus (ii) two percent (2%).

“Payment Date” shall have the meaning set forth in Section 201(b) of this Supplement.

“Permitted Interest Withdrawal” shall have the meaning set forth in Section 302(a) of this Supplement.

“Permitted Payment Date Withdrawal” means, with respect to Series 2000-1, either or both of the Permitted Interest Withdrawal and/or the Permitted Principal Withdrawal.

“Permitted Principal Withdrawal” shall have the meaning set forth in Section 302(b) of this Supplement.

“Policy” means, with respect to the Series 2000-1 Notes, the financial guaranty insurance policy number AB1002BE issued by the Series Enhancer.

“Preference Amount” shall have the meaning set forth in the Policy.

“Premium” means the amount payable to Ambac, as Series Enhancer for the Series 2000-1 Notes as set forth in the Premium Letter, in consideration for its issuance of the Policy.

“Premium Letter” means the letter, dated as of June 8, 2006, from the Issuer to the Series Enhancer, and acknowledged by the Indenture Trustee.

“Prime Rate” means the rate announced by Wachovia Bank, National Association (or any successor thereto), from time to time as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia Bank, National Association (or any successor thereto) in connection with extensions of credit to debtors.

“Prior Agreement” shall have the meaning set forth in the preamble of this Supplement.

“Rating Agencies” means, for Series 2000-1, each of Moody’s and Standard & Poor’s.

“Renewal Fees” means the renewal fees as set forth in the fee letters referred to in clause (ii) of the definition of Fee Letters.

“Restatement Effective Date” means June 8, 2006.

“Scheduled Principal Payment Amount” means, for the Series 2000-1 Notes for any Payment Date, one of the following:

(1)	for any Payment Date prior to the Conversion Date, zero (0);

(2)	for any Payment Date following the Conversion Date, the excess, if any, of (x) the then Aggregate Series 2000-1 Note Principal Balance (determined after giving effect to any payment of the Minimum Principal Payment Amount for the Series 2000-1 Notes on such Payment Date), over (y) the Scheduled Targeted Principal Balance for the Series 2000-1 Notes for such Payment Date.

“Scheduled Targeted Principal Balance” means, for the Series 2000-1 Notes for each Payment Date, an amount equal to the product of (x) the Aggregate Series 2000-1 Note Principal Balance on the Conversion Date and (y) the percentage set forth opposite such Payment Date (based on the number of months elapsed from the Conversion Date) on Schedule 2 hereto under the column entitled “Scheduled Targeted Principal Balance”. The Scheduled Targeted Principal Balance for the Series 2000-1 Notes will be based on a ten (10) year level amortization Schedule.

“Security Entitlement” means, any “security entitlement” as defined in Section 8-102(a)(17) of the UCC, arising out of or in any way related to the Managed Containers.

“Series Enhancer” means Ambac.

“Series Enhancer Default” means the occurrence and continuance of any of the following events:

(a)	the Series Enhancer shall have failed to pay an Insured Amount required under the Policy in accordance with its terms;

(b)	the Series Enhancer shall have (i) filed a petition or commenced any case or Proceeding under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable; or

(c)	a court of competent jurisdiction, the Wisconsin Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Series Enhancer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Series Enhancer (or the taking of possession of all or any material portion of the property of the Series Enhancer).

“Series 2000-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2000-1 Advance” means any advance of funds made by a Series 2000-1 Noteholder pursuant to Section 204(b) of this Supplement.

“Series 2000-1 Expected Final Payment Date” means with respect to the Series 2000-1 Notes, the Payment Date immediately succeeding the date which is the tenth (10th) annual anniversary of the Conversion Date.

“Series 2000-1 Legal Final Payment Date” means, with respect to the Series 2000-1 Notes, the Payment Date immediately succeeding the date which is the fifteenth (15th) annual anniversary of the Conversion Date.

“Series 2000-1 Note” means any one of the notes issued pursuant to the terms of this Supplement, substantially in the form of Exhibit A hereto, and shall include any and all replacements or substitutions of such notes.

“Series 2000-1 Note Commitment” means, for each Liquidity Provider or Purchaser (as the case may be), the commitment of such Liquidity Provider or Purchasers (as the case may be) to fund Series 2000-1 Advances in an aggregate amount outstanding at any point in time not to exceed the amount set forth opposite such Liquidity Provider’s or Purchaser’s name on the signature pages of the Series 2000-1 Note Purchase Agreement, as such amount may be modified in accordance with the terms thereof.

“Series 2000-1 Note Interest Payment” means for each Payment Date, an amount equal to the sum, for each Series 2000-1 Advance outstanding for each day during the related Interest Accrual Period, of the product of (i) if the Alternative Rate shall then be in effect, (A) the principal amount of such Series 2000-1 Advance, (B) an interest rate equal to the “Note Interest Rate” (as such term is defined in the Policy) for such Interest Accrual Period, and (C) 1/360, 1/365 or 1/366, as applicable, or (ii) if clause (i) above shall not apply, (A) the principal amount of such Series 2000-1 Advance, (B) an interest rate equal to the sum of (x) the LIBOR Rate for such Interest Accrual Period and (y) the Applicable Margin, and (C) 1/360.

“Series 2000-1 Note Principal Balance” means, with respect to any Series 2000-1 Note as of any date of determination, an amount equal to the excess of (x) the sum of (A) the then unpaid principal balance of such Series 2000-1 Note on the Restatement Effective Date plus (B) all Series 2000-1 Advances made by the related Series 2000-1 Noteholder subsequent to the Restatement Effective Date, over (y) the cumulative amount of all Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts, Supplemental Principal Payment Amounts and any other Prepayments actually paid to the related Series 2000-1 Noteholder subsequent to the Restatement Effective Date.

“Series 2000-1 Note Purchase Agreement” means the Fourth Amended and Restated Series 2000-1 Note Purchase Agreement, dated as of June 8, 2006, among the Issuer, the Liquidity Providers named therein, the Purchasers, Liquidity Agents and the Deal Agents named therein pursuant to which document the Purchasers and Liquidity Agents agreed to purchase the Series 2000-1 Notes, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Series 2000-1 Noteholder” means, at any time of determination for the Series 2000-1 Notes, any Person in whose name a Series 2000-1 Note is registered in the Note Register.

“Series 2000-1 Related Documents” means any and all of the Indenture, this Supplement, the Series 2000-1 Notes, the Management Agreement, the Contribution and Sale Agreement, the Series 2000-1 Note Purchase Agreement, the Administration Agreement, the Manager Transfer Facilitator Agreement, each Interest Rate Hedge Agreement (upon execution thereof), each Acquisition Agreement (upon execution thereof), the Policy, the Premium Letter, the Insurance Agreement and any and all other agreements, documents and instruments executed and delivered by or on behalf or support of the Issuer with respect to the issuance and sale of the Series 2000-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed, provided, the term “Series 2000-1 Related Documents” shall not include the Members Agreement.

“Series 2000-1 Series Account” means the account established by the Issuer with the Indenture Trustee into which funds are deposited from the Trust Account pursuant to Section 303 of the Indenture.

“Series 2000-1 Subordinated Basis Amount” means for each Payment Date, (i) if the Alternative Rate shall then be in effect, an amount equal to the sum, for each Series 2000-1 Advance outstanding for each day during the related Interest Accrual Period, of the product of (A) the principal amount of such Series 2000-1 Advance, (B) (i) an interest rate equal to the Alternative Rate for such Interest Accrual Period, minus (ii) an interest rate equal to the “Note Interest Rate” (as such term is defined in the Policy) for such Interest Accrual Period, and (C) 1/360, 1/365 or 1/366, as applicable, or (ii) if clause (i) above shall not apply, zero.

“Series 2005-1 Related Documents” shall have the meaning set forth in the Series 2005-1 Supplement between the Issuer and the Indenture Trustee, dated as of May 26, 2005.

“Supplemental Principal Payment Amount” means the amount of any Prepayment made in accordance with the provisions of Section 702(a) of the Indenture that is allocated to the Series 2000-1 Notes in accordance with each provision of the Indenture.

“Taxes” shall have the meaning set forth in Section 205(a) of this Supplement.

“Unused Commitment” means, with respect to each Series 2000-1 Noteholder as of any date of determination, the excess of (i) the Series 2000-1 Note Commitment then in effect for such Series 2000-1 Noteholder, over (ii) the Series 2000-1 Note Principal Balance of the Series 2000-1 Note owned by such Series 2000-1 Noteholder as of such date of determination, measured after giving effect to all Series 2000-1 Advances made and all principal payments to be received by such Series 2000-1 Noteholder on such date of determination.

“Unused Fee” shall have the meaning set forth in Section 204(c) hereof.

“Unused Fee Percentage” means the amount set forth in the Second Amended and Restated Applicable Margin Fee Letter, dated as of June 8, 2006, among the Issuer and the Deal Agents.

(b) Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture or, if not defined therein, as defined in the Series 2000-1 Note Purchase Agreement.

ARTICLE II

Creation of the Series 2000-1 Notes

Section 201. Designation.

(a) There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known respectively as “Textainer Marine Containers Limited Floating Rate Asset-Backed Notes, Series 2000-1”. The Series 2000-1 Notes will be issued in the initial maximum principal balance of Three Hundred Million Dollars ($300,000,000) and will not have priority over any other Series, except to the extent set forth in the Supplement for such other Series.

(b) The Payment Date with respect to the Series 2000-1 Notes shall be the fifteenth (15th) calendar day of each month, commencing June 15, 2006 or, if such day is not a Business Day, the immediately following Business Day.

(c) Payments of principal on the Series 2000-1 Notes shall be payable from funds on deposit in the Series 2000-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III of this Supplement.

(d) Each Series 2000-1 Note is classified as a “Warehouse Note”, as such term is used in the Indenture. The Step Up Warehouse Fee with respect to the Series 2000-1 Notes shall be calculated at an annual interest rate equal to one half of one percent (0.5%).

(e) The Policy, the Premium Letter and the Insurance Agreement shall constitute Enhancement Agreements with respect to Series 2000-1, and Ambac shall constitute the Series Enhancer with respect to Series 2000-1.

(f) In the event that the Series 2000-1 Note Interest Payment is paid by the Series Enhancer, then the Series Enhancer shall be entitled to be reimbursed therefor together with interest thereon as provided in the Insurance Agreement. In the event that any unpaid principal amount of the Series 2000-1 Notes is paid by the Series Enhancer, then the Series Enhancer shall be entitled to be reimbursed therefor together with interest thereon as provided in the Insurance Agreement.

(g) In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

Section 202. Interest Payments on the Series 2000-1 Notes.

(a) Interest on Series 2000-1 Notes. Interest will be payable on the Series 2000-1 Notes on each Payment Date in an amount equal to the Series 2000-1 Note Interest Payment. Such interest shall be payable on each Payment Date from amounts on deposit in the Series 2000-1 Series Account in accordance with Section 302 of the Indenture and Section 303 of this Supplement.

(b) Interest on Overdue Amounts. If the Issuer shall default in the payment when due of (i) the Series 2000-1 Note Principal Balance of any Series 2000-1 Note on the Series 2000-1 Legal Final Payment Date, or (ii) the Series 2000-1 Note Interest Payment on any Series 2000-1 Note on any Payment Date, or (iii) any other amount becoming due under this Supplement, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof. Default Interest shall be payable at the times and subject to the priorities set forth in Section 303 of this Supplement.

(c) Maximum Interest Rate. In no event shall the interest charged with respect to a Series 2000-1 Note exceed the maximum amount permitted by Applicable Law. If at any time the interest rate charged with respect to the Series 2000-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2000-1 Note shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in the LIBOR Rate or Alternative Rate, as the case may be, shall not reduce the interest to accrue on such Series 2000-1 Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Series 2000-1 Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect. If the total amount of interest paid or accrued on the Series 2000-1 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2000-1 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.

Section 203. Principal Payments on the Series 2000-1 Notes; Prepayment of Principal on the Series 2000-1 Notes.

(a) The principal balance of the Series 2000-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2000-1 Series Account in an amount equal to (i) so long as no Early Amortization Event is continuing, the Minimum Principal Payment Amount, the Scheduled Principal Payment Amount and Supplemental Principal Payment Amount for such Payment Date, or (ii) if an Early Amortization Event is then continuing, the then Aggregate Series 2000-1 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of clause (4) of Part (II) of Section 303 hereof. The unpaid principal amount of each Series 2000-1 Note together with all unpaid interest (including all Default Interest), fees, expenses, costs and other amounts payable by the Issuer to the Series 2000-1 Noteholders, the Indenture Trustee and the Series Enhancer pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2000-1 Notes have been accelerated in accordance with the provisions of Section 802 of the Indenture and (y) the Series 2000-1 Legal Final Payment Date.

(b) On any Payment Date, the Issuer will have the option to prepay, without premium, all, or a portion of, the Aggregate Series 2000-1 Note Principal Balance, in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000). Any such Prepayment of the Aggregate Series 2000-1 Note Principal Balance shall also include accrued interest to the date of Prepayment on the principal balance being prepaid. The Issuer may not make such Prepayment from funds in the Trust Account, the Series 2000-1 Series Account or the Restricted Cash Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms of this Supplement and the Indenture. In the event of any Prepayment of the Series 2000-1 Notes in accordance with this Section 203(b) or any other provision of the Indenture, the Issuer shall pay (i) any prepayment fees payable in accordance with the terms of the Insurance Agreement and (ii) any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider. The Issuer must provide advance notice to the Series 2000-1 Noteholders of any such optional Prepayment, which notice shall be irrevocable when delivered.

(c) Any Prepayment of less than the entire Aggregate Series 2000-1 Note Principal Balance made in accordance with the provisions of Section 203(a) hereof shall be applied to reduce all future Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts on a pro rata basis in the order in which such payments are due.

Section 204. Amounts and Terms of Series 2000-1 Noteholder Commitments.

(a) Subject to the terms and conditions of this Supplement and the Series 2000-1 Note Purchase Agreement, each Series 2000-1 Noteholder agrees to make its Series 2000-1 Note Commitment available to the Issuer on the Restatement Effective Date.

(b) Prior to the Conversion Date, each Series 2000-1 Note shall be a revolving note with a maximum principal amount equal to the then Series 2000-1 Note Commitment of such Series 2000-1 Noteholder. Each Deal Agent shall maintain records of all Series 2000-1 Advances and repayments made on each Series 2000-1 Note, which records shall, absent manifest error, be conclusive. On any Business Day requested by the Issuer in an irrevocable writing delivered by not later than 5:00 p.m. (New York City time) on the third (3rd) preceding Business Day and presuming that the Issuer shall have satisfied all applicable conditions precedent set forth in Article V hereof, each Series 2000-1 Noteholder shall, subject to the terms and conditions of the Series 2000-1 Note Purchase Agreement, deposit with the account designated by the Issuer by wire transfer of same day funds an amount equal to its Percentage of the requested Series 2000-1 Advance; provided, however, that (i) each Series 2000-1 Advance by each Series 2000-1 Noteholder shall be for an amount not less than the lesser of (x) the then Unused Commitment of such Series 2000-1 Noteholder and (y) such Series 2000-1 Noteholder’s ratable share (determined based on the then aggregate unused Series 2000-1 Note Commitments of all Series 2000-1 Noteholders) of (A) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the case of the initial Series 2000-1 Advance or (B) Five Hundred Thousand Dollars ($500,000), nor greater than the Availability on such Business Day and (ii) in the event that any Series 2000-1 Noteholder fails to make a Series 2000-1 Advance in accordance with its Series 2000-1 Note Commitment, then the other Series 2000-1 Noteholder(s) shall not be obligated to fund the Percentage of the defaulted Series 2000-1 Noteholder(s). The Issuer shall pay interest on the Series 2000-1 Notes at the rates and in the manner set forth in Section 202 hereof. The unpaid principal amount of the Series 2000-1 Notes and all unpaid interest accrued thereon, together with any unpaid Unused Fees and, without duplication of the amounts set forth in Section 203, all other fees, expenses, costs and other sums chargeable to Issuer incurred in connection therewith, shall be due and payable on the Series 2000-1 Legal Final Payment Date.

Each request for a Series 2000-1 Advance shall constitute an affirmation by Issuer that all of the conditions precedent set forth in Section 502 of this Supplement and the Series 2000-1 Note Purchase Agreement are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date.

(c) On each Payment Date, the Issuer shall pay an unused fee (the “Unused Fee”) to each Series 2000-1 Noteholder in an amount equal to the sum for each day during the immediately preceding Interest Accrual Period of the product of (x) the applicable Unused Fee Percentage on such date, (y) 1/360 and (z) the Unused Commitment of such Series 2000-1 Noteholder on such date. Such Unused Fee shall be payable from amounts then on deposit in the Series 2000-1 Series Account in accordance with Section 303 hereof.

Section 205. Taxes.

(a) In addition to payments of principal and interest on the Series 2000-1 Notes when due, the Issuer shall pay, but only in accordance with the priorities for distributions set forth in Section 303 of this Supplement, any and all present or future taxes, fees, duties, levies, imposts, or charges, or any other similar deduction or withholding, whatsoever imposed by any Governmental Authority, and all liabilities with respect thereto, excluding, in the case of each Series 2000-1 Noteholder, any Liquidity Provider for a Series 2000-1 Noteholder and any Person that has advanced funds to, sold, committed to advance funds to, or committed to purchase from a Series 2000-1 Noteholder, an interest in the Series 2000-1 Note owned by such Series 2000-1 Noteholder (such Series 2000-1 Noteholder, any Liquidity Provider and any such Person being an “Indemnified Party”), (i) taxes imposed by the jurisdiction in which that Indemnified Party’s principal office (and/or the office where it books its investment in its Series 2000-1 Note) is located on all or part of the net income, profits or gains of that Indemnified Party and (ii) interest, penalties, and additions thereto arising out of an Indemnified Party’s gross negligence (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the Issuer shall pay, subject to the priorities set forth in Section 303, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2000-1 Notes (hereinafter referred to as “Other Taxes”).

(c) If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party, subject to the priorities for distribution set forth in Section 303, for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 205) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement after the Indemnified Party makes written demand therefor. The Indemnified Party shall give prompt notice to Issuer of any assertion of Taxes or Other Taxes so that Issuer may, at its option, contest such assertion.

(d) Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Series 2000-1 Noteholders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Series 2000-1 Noteholders.

(e) Taxes and Other Taxes shall not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer or the Collateral in the event there are insufficient funds to make such payments in accordance with the payment priorities set forth in Section 303 of this Supplement.

(f) On or before the date it acquires a Series 2000-1 Note (and, so long as it may properly do so, periodically thereafter, as requested by Issuer, to keep forms up to date), each Series 2000-1 Noteholder that is organized under the laws of a jurisdiction outside the United States of America shall deliver to the Indenture Trustee any certificates, documents or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2000-1 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including (i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by the Series 2000-1 Noteholder certifying that it is entitled to receive payments under this Supplement without deduction or withholding of any United States Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed; provided, that if any Series 2000-1 Noteholder does not comply with this Section 205(f), amounts payable to such Series 2000-1 Noteholder under this Section 205 shall be limited to amounts that would have been payable under this section if such Series 2000-1 Noteholder had so complied.

Section 206. Increased Costs. If any Indemnified Party shall determine that, due to either (a) the introduction after the Closing Date of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR

Rate) after the Closing Date in or in the interpretation of any law or requirement of law or (b) the compliance with any guideline or request issued after the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Indemnified Party of agreeing to maintain its investment in any Note at a rate of interest based upon the LIBOR Rate, then the Issuer shall be liable for, and shall from time to time, pay to such Indemnified Party such additional amounts as are sufficient to compensate such Indemnified Party for such Increased Costs; provided, however, that such Indemnified Party shall (i) use reasonable efforts in good faith to mitigate any such Increased Costs and (ii) provide to Issuer in writing the basis for such Increased Costs. Payment under this indemnification shall be made in accordance with the priorities for distributions set forth in Section 303 of this Supplement after the Indemnified Party makes written demand therefor.

Increased Costs shall not constitute a claim against the Issuer or the Collateral in the event that such amounts are not paid in accordance with Section 303 of this Supplement.

Section 207. Capital Requirements. If any Indemnified Party shall determine (i) any change after the Closing Date in any law, rule, regulation or guideline adopted pursuant to or arising out of the November 2005 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II: International Convergence of Capital Measurement and Capital Standards: A Revised Framework,” or (ii) the adoption after the Closing Date of any other law or requirement of law regarding capital adequacy, or (iii) any change after the Closing Date in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or (iv) compliance by any Indemnified Party (or any business office of the Indemnified Party) or the Indemnified Party’s holding company with any request or directive issued after the Closing Date regarding capital adequacy of any such Governmental Authority, has or would have the effect of reducing the rate of return on the Indemnified Party’s capital or on the capital of the Indemnified Party’s holding company, if any, as a consequence of maintaining its commitment to purchase Notes or maintain its investment in a Note at a rate of interest based upon the LIBOR Rate under this Supplement to a level below that which the Indemnified Party or the Indemnified Party’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Indemnified Party’s policies and the policies of the Indemnified Party’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Indemnified Party to be material, then, upon written demand by the Indemnified Party, the Issuer shall be liable for such additional amount or amounts as will compensate the Indemnified Party or the Indemnified Party’s holding company for any such reduction suffered. Payment of this indemnification shall be made in accordance with the priorities for distributions set forth in Section 303 of this Supplement after the Indemnified Party makes written demand therefor. Indemnification amounts shall not constitute a claim against the Issuer or the Collateral in the event such amounts are not paid in accordance with Section 303 of this Supplement. Without affecting its rights under this Section 207 or any other provision of this Supplement or the Indenture, the Indemnified Party agrees that if there is an increase in any cost to or reduction in any amount receivable by the Indemnified Party with respect to which the Issuer would be obligated to compensate the Indemnified Party pursuant to this Section 207, the Indemnified Party shall use reasonable efforts to select an alternative business office which would not result in any such increase in any cost to or reduction in any amount receivable by the Indemnified Party; provided, however, that the Indemnified Party shall not be obligated to select an alternative business office if the Indemnified Party determines that (i) as a result of such selection the Indemnified Party would be in violation of any applicable law, or would incur material, additional costs or expenses, or (ii) such selection would be unavailable for regulatory reasons.

Section 208. Series 2000-1 Subordinated Basis Amount. The Series 2000-1 Subordinated Basis Amount shall be payable on each Payment Date from amounts on deposit in the Series 2000-1 Series Account in accordance with Section 302 of the Indenture and Section 303 of this Supplement.

ARTICLE III

Series 2000-1 Series Account and

Allocation and Application of Amounts Therein

Section 301. Series 2000-1 Series Account. The Issuer shall establish on the Closing Date and maintain, so long as any Series 2000-1 Note is Outstanding, an Eligible Account with the Indenture Trustee which shall be designated as the Series 2000-1 Series Account, which account shall be held by the Indenture Trustee for the benefit of the Series 2000-1 Noteholders and the Series Enhancer. All deposits of funds by or for the benefit of the Series 2000-1 Noteholders from the Trust Account and the Restricted Cash Account shall be accumulated in, and withdrawn from, the Series 2000-1 Series Account in accordance with the provisions of the Indenture and this Supplement.

Section 302. Drawing Funds from the Restricted Cash Account.

(a) In the event that the Manager Report with respect to any Determination Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2000-1 Series Account will not be sufficient to make payment in full on the related Payment Date of the related Interest Payment then due for the Series 2000-1 Notes (the amount of such deficiency, the “Permitted Interest Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the lesser of (x) the Permitted Interest Withdrawal, and (y) the amount then on deposit in the Restricted Cash Account.

(b) In the event that the Manager Report delivered with respect to the Determination Date immediately preceding the Series 2000-1 Legal Final Payment Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2000-1 Series Account will not be sufficient to make payment in full on the Series 2000-1 Legal Final Payment Date of the then Aggregate Series 2000-1 Note Principal Balance (the amount of such deficiency, the “Permitted Principal Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the least of (x) the Aggregate Series 2000-1 Note Principal Balance, (y) the Permitted Principal Withdrawal and (z) the Maximum Principal Withdrawal Amount as calculated for Series 2000-1.

(c) Drawings will be made pursuant to Section 302(a) before any drawing is made on such date pursuant to Section 302(b), and notice of each such drawing will be delivered to the Manager and any Series Enhancer, by hand delivery or facsimile transmission. Any such funds actually received by the Indenture Trustee pursuant to Section 302(a) or Section 302(b) shall be used solely to make payments of the Series 2000-1 Note Interest Payment or the Aggregate Series 2000-1 Note Principal Balance, as the case may be.

Section 303. Distribution from Series 2000-1 Series Account. On each Payment Date, the Indenture Trustee shall distribute funds then on deposit in the Series 2000-1 Series Account in accordance with the provisions of either subsection (I), (II) or (III) of this Section 303.

(I) If neither an Early Amortization Event nor an Event of Default shall have occurred and be continuing with respect to any Series of Notes:

(1) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Interest Payment allocated to Series 2000-1, as follows: (A) such Holder’s pro rata portion of the Series 2000-1 Note Interest Payment (exclusive of Default Interest and Step Up Warehouse Fee) for such Payment Date, plus (B) such Holder’s pro rata portion of the Unused Fee for such Payment Date;

(2) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to Series 2000-1 Noteholders on such Payment Date;

(3) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to Series 2000-1 Noteholders on such Payment Date;

(4) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion (if any) of the Supplemental Principal Payment Amount then due and payable to Series 2000-1 Noteholders on such Payment Date;

(5) To the Series Enhancer and each Holder of a Series 2000-1 Note on the immediately preceding Record Date and each other Indemnified Party, pro rata, an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Series 2000-1 Subordinated Basis Amount, indemnities and other amounts (including Default Interest) then due and payable to the Series 2000-1 Noteholders, the Series Enhancer and each other Indemnified Party pursuant to the Series 2000-1 Related Documents; and

(6) To the Issuer, any remaining amounts then on deposit in the Series 2000-1 Series Account.

(II) If an Early Amortization Event shall have occurred and be continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series:

(1) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Interest Payment allocated to Series 2000-1, as follows: (A) such Holder’s pro rata portion of the Series 2000-1 Note Interest Payment (exclusive of Default Interest and Step Up Warehouse Fee) for such Payment Date, plus (B) such Holder’s pro rata portion of the Unused Fee for such Payment Date;

(2) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to Series 2000-1 on such Payment Date;

(3) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to Series 2000-1 on such Payment Date;

(4) Sequentially in payment of the amounts set forth in clauses (A) and (B): (A) to each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the then Aggregate Series 2000-1 Note Principal Balance until the Aggregate Series 2000-1 Note Principal Balance has been reduced to zero, and then (B) to the Series Enhancer, in payment of Reimbursement Amounts owing in respect of principal payments on the Series 2000-1 Notes paid by the Series Enhancer;

(5) To the Series Enhancer and each Holder of a Series 2000-1 Note on the immediately preceding Record Date and each other Indemnified Party, pro rata, an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Series 2000-1 Subordinated Basis Amount, indemnities and other amounts (including Default Interest) then due and payable to Series 2000-1 Noteholders and the Series Enhancer and each Indemnified Party pursuant to the Series 2000-1 Related Documents; provided that so long as the Series Enhancer shall not be in default of its payment obligations under the Policy, the Series Enhancer shall be entitled to Default Interest for the Series 2000-1 Notes in lieu of the Holders of the Series 2000-1 Notes then due and payable by the Issuer to the Series 2000-1 Noteholders and the Series Enhancer pursuant to the Series 2000-1 Related Documents; and

(6) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2000-1 Series Account.

(III) If an Event of Default shall have occurred and be continuing with respect to any Series:

(1) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Interest Payment allocated to Series 2000-1, as follows: (A) such Holder’s pro rata portion of the Series 2000-1 Note Interest Payment (exclusive of Default Interest and Step Up Warehouse Fee) for such Payment Date, plus (B) such Holder’s pro rata portion of the Unused Fee for such Payment Date;

(2) To each Holder of a Series 2000-1 Note on the immediately preceding Record Date on a pro rata basis, an amount equal to the then Aggregate Series 2000-1 Note Principal Balance until the Series 2000-1 Notes are paid in full;

(3) To the Series Enhancer, in payment of Reimbursement Amounts owing in respect of principal payments on the Series 2000-1 Notes paid by the Series Enhancer;

(4) To the Series Enhancer and each Holder of a Series 2000-1 Note on the immediately preceding Record Date and each other Indemnified Party, pro rata, an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, Step Up Warehouse Fee, Series 2000-1 Subordinated Basis Amount, indemnities and other amounts (including Default Interest) then due and payable to the Series 2000-1 Noteholders, the Series Enhancer and each other Indemnified Party pursuant to the Series 2000-1 Related Documents; provided that so long as the Series Enhancer shall not be in default of its payment obligations under the Policy, the Series Enhancer shall be entitled to Default Interest for the Series 2000-1 Notes in lieu of the Holders of the Series 2000-1 Notes then due and payable by the Issuer to the Series 2000-1 Noteholders and the Series Enhancer pursuant to the Series 2000-1 Related Documents; and

(5) After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2000-1 Series Account.

Any amounts payable to a Series 2000-1 Noteholder, each other Indemnified Party or the Series Enhancer shall be made by wire transfer of immediately available funds to the account that such Series 2000-1 Noteholder, Indemnified Party or Series Enhancer has designated to the Indenture Trustee in writing on or prior to the Business Day immediately preceding the Payment Date.

Section 304. The Policy.

(a) On each Determination Date, the Indenture Trustee shall determine, with respect to the immediately following Payment Date, based solely on the information contained in the Manager Report (or, in the absence of a Manager Report, the information provided by the Administrative Agent pursuant to Section 302(c) of the Indenture), whether there exists a Deficiency Amount.

(b) If there exists a Deficiency Amount with respect to a Payment Date which is an “Insured Amount” under the Policy, the Indenture Trustee shall complete a notice in the form of Exhibit A to the Policy and submit such notice to the Series Enhancer in accordance with the terms of the Policy. Any payment made by the Series Enhancer under the Policy shall be applied solely to the payment of principal and/or interest (other than Default Interest or Step Up Warehouse Fee) on the Series 2000-1 Notes subject to the terms of the Policy.

(c) The Indenture Trustee shall (i) receive Insured Amounts as attorney-in-fact of each of the Series 2000-1 Noteholders and (ii) disburse such Insured Amounts directly to the Series 2000-1 Noteholders. The Issuer hereby agrees for the benefit of the Series Enhancer (and each Series 2000-1 Noteholder, by acceptance of its Series 2000-1 Notes, will be deemed to have agreed) that, without limiting any other rights of the Series Enhancer, to the extent the Series Enhancer pays, or causes to be paid, Insured Amounts, either directly or indirectly (as by paying through distribution to the Indenture Trustee), to the Series 2000-1 Noteholders, the Series Enhancer will be entitled to receive the related Reimbursement Amount pursuant to Section 303 hereof in lieu of the Noteholders and will be subrogated to their payment rights thereunder.

(d) The Series 2000-1 Notes will be insured by the Policy pursuant to the terms set forth therein, notwithstanding any provisions to the contrary contained in this Supplement. All amounts received under the Policy shall be used solely for the payment when due to the Series 2000-1 Noteholders of the Insured Amounts.

(e) If a Corporate Trust Officer at any time has actual knowledge that a Deficiency Amount will exist on the applicable Payment Date, the Indenture Trustee shall immediately notify the Series Enhancer or its designee by telephone, promptly confirmed in writing by overnight mail or facsimile transmission, of the amount of such deficiency.

(f) Anything herein to the contrary notwithstanding, any payment with respect to the principal of or interest on the Series 2000-1 Notes which is made with monies received pursuant to the terms of the Policy shall not be considered payment by the Issuer of the Series 2000-1 Notes, shall not discharge the Issuer in respect of its obligation to make such payment, and shall not result in the payment of, or the provision for the payment of, the principal of or interest on, the Series 2000-1 Notes for purposes of Section 203 hereof or for purposes of Section 302 of the Indenture. The Issuer and the Indenture Trustee acknowledge that, without the need for any further action on the part of the Series Enhancer, the Issuer, the Indenture Trustee or the Note Registrar, (i) to the extent the Series Enhancer makes payments, directly or indirectly, on account of principal of, or interest on, the Series 2000-1 Notes to the Series 2000-1 Noteholders, the Series Enhancer will be fully subrogated to the rights of such Series 2000-1 Noteholders to receive such principal and interest from the Issuer, and (ii) the Series Enhancer shall be paid such principal and interest in its capacity as partial subrogee of the Series 2000-1 Noteholders, but only from the sources and in the manner provided herein for the payment of such principal and interest. To evidence the Series Enhancer’s subrogation to the rights of the Series 2000-1 Noteholders, the Note Registrar shall note the Series Enhancer’s rights as subrogee upon the register of Series 2000-1 Noteholders upon receipt from the Series Enhancer of proof of payment by the Series Enhancer of any Insured Amounts.

(g) The parties hereto grant to the Series Enhancer, as long as no Series Enhancer Default shall have occurred and is continuing, the right of prior approval of amendments, waivers or supplements to the Series 2000-1 Related Documents (except any Acquisition Agreement) available to the Series 2000-1 Noteholders thereunder and of the exercise of any option, vote, right, power or the like available to the Series 2000-1 Noteholders hereunder. Nothing contained in this paragraph (g) shall vitiate the right of a Series 2000-1 Noteholder to consent to any amendments of the type separately set forth in clauses (i) through (vii) of Section 1002(a) of the Indenture and Section 9.1(a) of the Series 2000-1 Note Purchase Agreement.

(h) The Indenture Trustee shall keep a complete and accurate record of the amount and allocation of Insured Amounts and the Series Enhancer shall have the right to inspect such records at reasonable times upon three (3) Business Days prior written notice to the Indenture Trustee.

(i) In the event that a Preference Amount is payable under the Policy, the Indenture Trustee shall so notify the Series Enhancer, shall comply with the provisions of the Policy to obtain payment by the Series Enhancer of such avoided payment, and shall, at the time it provides notice to the Series Enhancer, notify the Series 2000-1 Noteholders by mail that, in the event that any Series 2000-1 Noteholder’s payment is so recoverable, the Indenture Trustee on behalf of such Series 2000-1 Noteholder will be entitled to payment thereof pursuant to the terms of the Policy. The Indenture Trustee shall furnish to the Series Enhancer, at its written request, the requested records it holds in its possession evidencing the payments of principal of and interest on Series 2000-1 Notes, if any, which have been made by the Indenture Trustee and subsequently recovered from Series 2000-1 Noteholders, and the dates on which such payments were made.

The Indenture Trustee shall promptly notify the Series Enhancer if a Corporate Trust Officer receives written notice of any Proceeding or the institution of any action seeking the avoidance as a preferential transfer under applicable bankruptcy, insolvency, receivership or similar law of any distribution made with respect to the Series 2000-1 Notes. Without limiting any rights of the Series Enhancer under the Policy or any other Series 2000-1 Related Document, and without modifying or otherwise affecting any terms or conditions of the Policy, each Series 2000-1 Noteholder, by its purchase of Series 2000-1 Notes, and the Indenture Trustee hereby agrees that, the Series Enhancer (so long as no Series Enhancer Default exists) may at any time during the continuation of any Proceeding relating to a Preference Amount direct all matters relating to such Preference Amount, including, without limitation, (i) the direction of any appeal of any order relating to any Preference Amount and (ii) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, and without limitation of the foregoing, the Series Enhancer shall be subrogated to the rights of the Indenture Trustee and each Series 2000-1 Noteholder, in the conduct of any Proceeding relating to such Preference Amount, including, without limitation, all rights of any party to an adversary Proceeding action with respect to any order issued in connection with any such Preference Amount. Insured Amounts paid by the Series Enhancer to the Indenture Trustee shall be received by the Indenture Trustee, as agent for the Series 2000-1 Noteholders.

(j) By acceptance of a Series 2000-1 Note, each Series 2000-1 Noteholder agrees to be bound by the terms of the Policy, including, without limitation, the method and timing of payment and the Series Enhancer’s right of subrogation.

(k) Notwithstanding the foregoing, in the event that payments on the Series 2000-1 Notes are accelerated, such accelerated payments will not be covered by the Series Enhancer under the Policy, unless the Series Enhancer shall elect to make such accelerated payments in accordance with and subject to the terms of the Policy.

(l) The Indenture Trustee shall be entitled to enforce on behalf of the Series 2000-1 Noteholders the obligations of the Series Enhancer under the Policy. Notwithstanding any other provision of this Indenture or any Series 2000-1 Related Document, the Series 2000-1 Noteholders are not entitled to make any claims under the Policy or institute Proceedings directly against the Series Enhancer.

(m) Nothing in this Section 304 or in any other Section hereof shall or is intended to modify any of the terms, provisions or conditions of the Policy.

ARTICLE IV

Additional Covenants and Agreements

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2000-1 Noteholders:

Section 401. Increase in the Aggregate Series 2000-1 Note Commitment. The Issuer shall not on or after the Restatement Effective Date increase the aggregate Series 2000-1 Note Commitment without (a) the prior written consent of the Control Party for the Series 2000-1 Notes and the Series Enhancer, (b) receipt by the Control Party for the Series 2000-1 Notes and the Series Enhancer of a certificate from an officer of the Issuer stating that no Early Amortization Event, Manager Default or Event of Default has occurred and is then continuing or would result therefrom, (c) (i) if such increase in the aggregate Series 2000-1 Note Commitment is to an amount not greater than Four Hundred Million Dollars ($400,000,000), notifying the Rating Agencies of such increase, or (ii) if such increase in the aggregate Series 2000-1 Note Commitment is to an amount greater than Four Hundred Million Dollars ($400,000,000), satisfying the Rating Agency Condition, and (d) confirmation in writing from the Manager that the principal balance of all Series of Notes then Outstanding (calculated after giving effect to such proposed issues) shall not exceed the Asset Base as evidenced by the Asset Base Report most recently received by the Indenture Trustee (but not earlier than the preceding Payment Date). Nothing contained in this Supplement shall (A) prohibit the assignment by any Series 2000-1 Noteholder of all or a portion of its Series 2000-1 Note Commitment if, after giving effect to such assignment, the aggregate Series 2000-1 Note Commitment shall not have increased, or (B) require the consent of the Series Enhancer to any issuance of additional Series under the Indenture.

Section 402. [Reserved]

Section 403. Depreciation Policy. The Issuer will not revise the Depreciation Policy with respect to the Managed Containers in such a way as to reduce the amount of depreciation expense that would be recorded in any year from that which would have been recorded pursuant to the Depreciation Policy without obtaining in each such instance (i) the prior written consent of the Requisite Global Majority and (ii) evidence that the Rating Agency Condition shall have been satisfied.

ARTICLE V

Conditions of Effectiveness and Future Lending

Section 501. Effectiveness of Supplement. The effectiveness of this Supplement is subject to the condition precedent that the Indenture Trustee shall have received all of the following, each duly executed and dated as of the Restatement Effective Date, in form and substance satisfactory to all of the initial Series 2000-1 Noteholders and each (except for the Series 2000-1 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Series 2000-1 Noteholder:

(a) Series 2000-1 Notes. Separate Series 2000-1 Notes executed by the Issuer in favor of each Series 2000-1 Noteholder in the stated maximum principal amount equal to the Series 2000-1 Note Commitment of such Series 2000-1 Noteholder.

(b) Certificate(s) of Secretary or Assistant Secretary or Officer. Separate certificates executed by the corporate secretary, assistant secretary or authorized officer of each of the Manager and the Issuer, dated the Restatement Effective Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Series 2000-1 Related Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the Memorandum of Association, Certificate of Incorporation, bye-laws, board resolutions and incumbency certificates of the related company in form and substance satisfactory to the Deal Agent as to such matters as the Deal Agent shall reasonably require.

(c) Security Documents. The Indenture and this Supplement, in form and substance satisfactory to all of the initial Series 2000-1 Noteholders, shall have been executed and delivered by the Issuer, and all other parties thereto, together with all UCC financing statements, documents of similar import in other jurisdictions, and other documents reasonably requested by the Deal Agent.

(d) Opinions of Counsel. Opinions from counsel to the Issuer each in form and in substance satisfactory to the Deal Agent as to such matters as it shall reasonably require including, without limitation, that the Issuer has granted a first priority perfected security interest in the Collateral to the Indenture Trustee.

(e) Management Agreement. The Management Agreement shall have been duly executed and delivered.

(f) Certificate as to Containers. A certificate from the Manager certifying that it is managing all of the Containers in accordance with the Management Agreement in satisfactory form shall have been duly executed and delivered.

(g) Contribution and Sale Agreement. The Contribution and Sale Agreement shall have been duly executed and delivered.

(h) True Sale and Nonconsolidation Opinions. Each of Conyers Dill & Pearman and Morrison & Foerster LLP shall have delivered its opinions as to true sale and non-consolidation in form and substance acceptable to the Deal Agents.

(i) Renewal Fees. The Issuer shall have paid the Renewal Fees to the respective Deal Agents in accordance with the Fee Letters.

Section 502. Subsequent Advances on Series 2000-1 Notes. The obligation of a Series 2000-1 Noteholder to make any Series 2000-1 Advance on the Series 2000-1 Note pursuant to its Series 2000-1 Note Commitment under this Supplement and the Series 2000-1 Note Purchase Agreement is subject to the following further conditions precedent:

(a) Default. Before and after giving effect to such Series 2000-1 Advance, no Event of Default shall have occurred and be continuing (or would occur with the giving of notice or the passage of time or both).

(b) Early Amortization Event. Before and after giving effect to such advance, no Early Amortization Event shall have occurred and be continuing (or would occur with the giving of notice or the passage of time or both) unless such Series 2000-1 Advance has been approved by each of (i) the Requisite Global Majority and (ii) each Series 2000-1 Noteholder.

(c) Certification. The Issuer shall have delivered to the Deal Agents a compliance certificate, signed by an officer of Issuer, certifying that (A) the Issuer has complied with all of the conditions precedent set forth in Sections 501 and 502 of this Supplement; (B) all of the representations and warranties of the Issuer, the Seller and the Manager contained in any of the Series 2000-1 Related Documents are true and correct as of the date of such Series 2000-1 Advance; and (C) all of the conditions precedent to the making of such Series 2000-1 Advance have been satisfied.

(d) Asset Base Report. The Issuer shall have delivered to each Deal Agent a duly completed and executed Asset Base Report, determined after giving effect to any Eligible Containers to be acquired with the proceeds of such Series 2000-1 Advance, which demonstrates that, after giving effect to such Series 2000-1 Advance, the sum of the then unpaid principal balance of all Series of Notes then Outstanding (calculated after giving effect to the requested Series 2000-1 Advance) does not exceed the Asset Base.

(e) Conversion Date. The Conversion Date shall not have occurred, unless such Series 2000-1 Advance has been approved by each of (i) the Requisite Global Majority and (ii) each Series 2000-1 Noteholder.

ARTICLE VI

Representations and Warranties

To induce the Series 2000-1 Noteholders to purchase the Series 2000-1 Notes hereunder, the Issuer hereby represents and warrants as of the Restatement Effective Date to the Series 2000-1 Noteholders that:

Section 601. Existence. The Issuer is a company duly organized, validly existing and in compliance under the laws of Bermuda. The Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the Issuer and in each jurisdiction in which a failure to so qualify would materially and adversely effect the ability of the Indenture Trustee to enforce its security interest in the Collateral.

Section 602. Authorization. The Issuer has the power and is duly authorized to execute and deliver this Supplement and the other Series 2000-1 Related Documents to which it is a party. The Issuer is and will continue to be duly authorized to borrow monies hereunder; and the Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2000-1 Related Documents. The execution, delivery and performance by the Issuer of this Supplement and the other Series 2000-1 Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, stockholder or any other Person which has not already been obtained.

Section 603. No Conflict, Legal Compliance. The execution, delivery and performance of this Supplement and each of the other Series 2000-1 Related Documents and the execution, delivery and payment of the Series 2000-1 Notes will not: (a) contravene any provision of Issuer’s memorandum of association or bye-laws; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2000-1 Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 604. Validity and Binding Effect. This Supplement is, and each Series 2000-1 Related Document to which Issuer is a party, when duly executed and delivered, will be, the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605. Financial Statements. Since December 31, 2005, there has been no Material Adverse Change in the financial condition of any of the Issuer, either Seller or the Manager.

Section 606. Executive Offices. The Issuer’s only “place of business” (within the meaning of 9-307 of the UCC) is located at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda. The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Restricted Cash Account and the Series Accounts and (ii) off-hire containers located in depots in the United States and containers described in Section 606(g) of the Indenture.

Section 607. No Agreements or Contracts. The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Series 2000-1 Related Documents, the Series 2001-1 Related Documents or the Series 2005-1 Related Documents (as such term is defined in the Supplement for such Series), the Related Documents and the Members Agreement; provided, that all obligations under the Series 2001-1 Related Documents were terminated on May 16, 2005 (except for such obligations which, pursuant to the terms of the Series 2001-1 Related Documents, shall survive any termination thereof).

Section 608. Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2000-1 Related Documents or the Series 2005-1 Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Restatement Effective Date. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2000-1 Related Documents or the Series 2005-1 Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 609. Margin Regulations. Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2000-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 626 of the Indenture. Issuer has paid when due and payable all material charges upon the books of Issuer and no Governmental Authority has asserted any Lien against Issuer with respect to unpaid Taxes or Other Taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611. Other Regulations. Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Series 2000-1 Notes hereunder and the application of the proceeds and repayment thereof by Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2000-1 Related Documents will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.

Section 612. Solvency and Separateness.

(i) The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(ii) Other than with respect to the transactions contemplated hereby, by the Series 2000-1 Related Documents and by the Series 2005-1 Related Documents, the Issuer is not engaged in any business transactions with the Sellers or the Manager except as permitted by the Management Agreement, the Contribution and Sale Agreement, the Members Agreement or any Acquisition Agreement.

(iii) The bye-laws of the Issuer provide that the Issuer shall have four directors (two directors appointed by Textainer Limited, and two directors appointed by MeesPierson Transport & Logistics Holding B.V. (now known as FB Aviation & Intermodal Finance Holding B.V.)) unless increased to five under certain circumstances described in the bye-laws, including, but not limited to, those discussed below. In the event of a resolution to institute voluntary Insolvency Proceedings on behalf of the Issuer, the bye-laws of the Issuer further provide that the number of directors is automatically increased to five and an independent director from the Director Services Provider is elected by a majority of the directors. Such independent director shall participate solely in the vote on the voluntary Insolvency Proceedings and shall cease to be a director immediately following such vote. No action can be taken to institute voluntary Insolvency Proceedings on behalf of the Issuer unless such action shall have been approved or authorized by (x) a resolution of the board of directors of the Issuer for which at least ninety-nine percent (99%) of all directors (including the independent director) of the Issuer have voted in favor and (y) a resolution of the members of the Issuer representing at least ninety-nine percent (99%) of all Class A Shares (as defined in the Issuer’s bye-laws) and Class B Shares (as defined in the Issuer’s bye-laws) of the Issuer and (z) a resolution of the members of the Issuer representing at least ninety-nine percent (99%) of all Class C Shares (as defined in the Issuer’s bye-laws) of the Issuer then issued and outstanding.

(iv) The Issuer’s funds and assets are not, and will not be, commingled with those of the Sellers or the Manager, except as permitted by the Management Agreement.

(v) The bye-laws of the Issuer require it to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members.

(vi) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2000-1 Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation Proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 613. Survival of Representations and Warranties. So long as any of the Series 2000-1 Notes shall be Outstanding and until payment and performance in full of the Aggregate Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

Section 614. No Default. No Event of Default or Early Amortization Event (or event or condition which with the giving of notice or passage of time or both would become an Event of Default or Early Amortization Event) has occurred and is continuing.

Section 615. Litigation and Contingent Liabilities. No claims, litigation, arbitration Proceedings or governmental Proceedings by any Governmental Authority are pending or threatened against or are affecting the Issuer or any of its Affiliates the results of which might interfere with the consummation of any of the transactions contemplated by this Supplement or any document issued or delivered in connection herewith.

Section 616. Subsidiaries. Issuer has had no subsidiaries.

Section 617. No Partnership. Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618. Pension and Welfare Plans. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or reportable event (within the meaning of section 4043 of ERISA), has occurred with respect to any Plan of the Issuer or any ERISA Affiliate. The present value of all benefit liabilities under all Plans of the Issuer or any ERISA Affiliate subject to Title IV of ERISA, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all assets of Plans subject to Title IV of ERISA (determined as of the most recent valuation date for such Plan on the basis of assumptions prescribed by the Pension Benefit Guaranty Corporation for the purpose of Section 4044 of ERISA), by no more than $1.9 million. Neither Issuer nor any ERISA Affiliate is subject to any present or potential withdrawal liability pursuant to Title IV of ERISA and no multiemployer plan (with the meaning of Section 4001(a)(3) of ERISA) to which the Issuer or any ERISA Affiliate has an obligation to contribute or any liability, is or is likely to be disqualified for tax purposes, in reorganization within the meaning of Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability (other than liability to make periodic contributions to fund benefits) with respect to any Plan of Issuer, or Plan subject to Title IV of ERISA or any ERISA Affiliate, has been, or is expected to be, incurred by Issuer or an ERISA Affiliate, either directly or indirectly. All Plans of Issuer are in material compliance with ERISA and the Code. No lien under Section 412 of the Code or 302(f) of ERISA or requirement to provide security under the Code or ERISA has been or is reasonably expected by Issuer to be imposed on its assets. The Issuer does not have any obligation under any collective bargaining agreement. As of the Restatement Effective Date, the Issuer is not an “employee benefit plan” with the meaning of ERISA or a “plan” within the meaning of Section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of Section 2510.3-101 of the regulations of the Department of Labor.

Section 619. Ownership of Issuer. The Issuer has three classes of ordinary shares outstanding as of the Restatement Effective Date: the Class A Shares, the Class B Shares and the Class C Shares. The Class A Shares represent the only class of voting shares outstanding and, as of the Restatement Effective Date, 12,000 shares are outstanding and are owned in the following amounts: 6,000 by Textainer Limited, a Bermuda company, and 6,000 by FB Aviation & Intermodal Finance Holding B.V. (formerly known as MeesPierson Transport & Logistics Holding B.V.), a company organized under the laws of the Kingdom of The Netherlands. The Class B Shares do not have voting rights (other than with respect to (i) any matter that adversely affects the rights of the holder of the Class B Shares and/or (ii) the commencement of a voluntary bankruptcy Proceeding by the Issuer and/or (iii) amending the bye-laws of the Issuer giving rise to such right) and all of such Class B Shares are owned by Textainer Limited on the Restatement Effective Date. The Class C Shares do not have voting rights (other than with respect to (i) any matter that adversely affects the rights of the holder of the Class C Shares and/or (ii) the commencement of a voluntary bankruptcy Proceeding by the Issuer and/or (iii) amending the bye-laws of the Issuer giving rise to such right) and all of such Class C Shares are owned by AMACAR Investments LLC, a Delaware limited liability company, on the Restatement Effective Date.

Section 620. Use of Proceeds. The Issuer shall use the proceeds from the issuance of the Series 2000-1 Notes (i) to acquire Containers and other Collateral, (ii) to pay the costs of issuance of the Series 2000-1 Notes and (iii) for general corporate purposes. For avoidance of doubt, the Issuer may use the proceeds of any Series 2000-1 Advance to make payments on, or in respect of, any other Series of Notes.

Section 621. Security Interest Representations.

(a) This Supplement and the Indenture create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee, for the benefit of the Noteholders, each Series Enhancer and any Interest Rate Hedge Provider, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

(b) The Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts” and/or “proceeds” of the Leases within the meaning of the UCC. The Trust Account, the Restricted Cash Account and the Series Accounts constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under any Interest Rate Hedge Agreements, the Contribution and Sale Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c) The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d) The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in this Supplement and the Indenture. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(e) Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Indenture. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture or (ii) that has been terminated. The Issuer has no actual knowledge of any judgment or tax lien filings against the Issuer.

(f) The Issuer has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Managed Containers, on behalf of, and for the benefit of, the Indenture Trustee. None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person. The Sellers have caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases relate to the Managed Containers) granted to the Issuer in the Contribution and Sale Agreement.

(g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h) The Issuer has taken all steps necessary to cause Wells Fargo Bank, National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Security Entitlement in each of the Trust Account, the Restricted Cash Account and the Series 2000-1 Series Account.

(i) The Trust Account, the Restricted Cash Account and Series 2000-1 Series Account are not in the name of any Person other than the Indenture Trustee. The Issuer has not consented to Wells Fargo Bank, National Association (as the securities intermediary of the Trust Account, the Restricted Cash Account and the Series 2000-1 Series Account) to comply with entitlement orders of any Person other than the Indenture Trustee.

(j) No creditor of the Issuer (other than (x) with respect to the Managed Containers, the related lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.

The representations and warranties set forth in this Section 621 shall survive until this Supplement is terminated in accordance with its terms and the terms of the Indenture. Any breaches of the representations and warranties set forth in this Section 621 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party and with the prior satisfaction of the Rating Agency Condition.

ARTICLE VII

Miscellaneous Provisions

Section 701. Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 702. Counterparts. This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Supplement by facsimile or by electronic means shall be equally effective as the delivery of an originally executed counterpart.

Section 703. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704. Notices. All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: Sixth Street and Marquette Avenue, MAC N9311-161, Minneapolis, Minnesota, 55479, Attention: Corporate Trust Services/Asset-Backed Administration (b) in the case of the Issuer, at the following address: Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Senior Vice President - Asset Management, with a copy to each: (i) Textainer Equipment Management Limited at its address at Century House, 16 Par-la-Ville Road, Hamilton HM HX, Bermuda, Telephone: (441) 292-2487, Facsimile: (441) 295-4164, Attention: Senior Vice President - Asset Management, and (ii) Textainer Equipment Management (U.S.) Limited at its address at 650 California Street, 16th floor, San Francisco, CA 94108, Telephone: (415) 658-8363, Facsimile: (415) 434-0599, Attention: Senior Vice President - Asset Management, (c) in the case of Rating Agencies, to each of the following: (i) Standard & Poor’s Ratings Services, 55 Water Street, New York, NY 10041-0003, and (ii) Moody’s Investors Service, Inc., 99 Church Street, New York, NY, (d) in the case of the Series Enchancer, at the following address: Ambac Assurance Corporation, One State Street Plaza, New York, New York 10004, Attention: Structured Finance Department – ABS, or at such other address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms of this Supplement with respect to any Series or Class shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series or Class.

Section 705. Amendments and Modifications. (a) The terms of this Supplement may be waived, modified or amended only (i) in a written instrument signed by each of the Issuer, the Control Party and the Indenture Trustee and (ii) (A) except with respect to the matters set forth in (and subject to the terms of) Section 1001 of the Indenture, with the prior written consent of the Requisite Global Majority, (B) with respect to the matters set forth in Section 1002(a) of the Indenture, with the prior written consent of the Holders of all Series 2005-1 Notes then Outstanding, and (C) if required pursuant to Section 304(g) hereof or pursuant to Section 1001 or Section 1002(a) of the Indenture, with the prior written consent of the Series Enhancer. Any amendment to or modification or waiver of this Supplement shall be deemed a Supplemental Indenture subject to Sections 1001 or 1002 of the Indenture. The Series 2000-1 Note Commitment of an individual Series 2000-1 Noteholder may only be increased, and the Conversion Date may only be extended, in accordance with the provisions of Section 9.1(a) of the Note Purchase Agreement.

(b) Promptly after the execution by the Issuer and the Indenture Trustee of any written instrument pursuant to this Section, the Indenture Trustee shall mail to each Rating Agency, the Noteholders, the Administrative Agent, each Interest Rate Hedge Provider and the Series Enhancer a copy of the text of such Supplement. Any failure of the Indenture Trustee to mail such copy, or any defect therein, shall not, however, in any way impair or affect the validity of any such Supplement.

Section 706. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES NATIONAL CORPORATE RESEARCH LTD. HAVING AN ADDRESS AT 225 W. 34TH STREET, NEW YORK, NEW YORK 10122, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH

AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Section 707. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER SERIES 2000-1 RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 708. Third Party Beneficiaries. The Series Enhancer is an express third party beneficiary of this Supplement and shall be entitled to rely on all representations, warranties, covenants and agreements contained herein, and in the Indenture to the extent related hereto, as if made directly to it and as if it were a party hereto and shall have full power and authority to enforce the obligations of the parties hereunder.

Section 709. Transactions Under Prior Agreement. On the Restatement Effective Date, the Prior Agreement shall be amended and restated as provided in this Supplement and shall be superseded by this Supplement. The terms and conditions of this Supplement shall apply to all of the rights, obligations and remedies incurred by the Issuer under the Prior Agreement, and the Issuer agrees that this Supplement is not intended to constitute a discharge of the rights, obligations and remedies existing under the Prior Agreement.

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By:	/s/ D. R. Cottingham
Name:	D. R. Cottingham
Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin
Name:	Kristen L. Puttin
Title:	Corporate Trust Officer

2nd A&R Series 2000-1 Supplement

Consented to by:

AMBAC ASSURANCE CORPORATION,

as Series Enhancer for the Series 2005-1 Notes and as Requisite Global Majority

By:	/s/ John Siris
Name:	John Siris
Title:	Vice President

2nd A&R Series 2000-1 Supplement

EXHIBIT A

Form of Series 2000-1 Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE OFFERED FOR SALE, TRANSFER OR ASSIGNMENT UNLESS (1) SO REGISTERED OR THE TRANSACTION RELATING THERETO SHALL BE EXEMPT WITHIN THE MEANING OF SUCH ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ADOPTED THEREUNDER AND (2) SUCH TRANSACTION COMPLIES WITH THE PROVISIONS SET FORTH IN SECTION 205 OF THE INDENTURE. BECAUSE OF THE PROVISIONS FOR THE PAYMENT OF PRINCIPAL CONTAINED HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANYONE PURCHASING THIS NOTE MAY ASCERTAIN THE OUTSTANDING PRINCIPAL AMOUNT HEREOF BY INQUIRY TO THE INDENTURE TRUSTEE.

TEXTAINER MARINE CONTAINERS LIMITED

SECOND AMENDED AND RESTATED SECURED NOTE,

SERIES 2000-1

Up to $[ ],000,000.00	No. [ ]
June 8, 2006

KNOW ALL PERSONS BY THESE PRESENTS that Textainer Marine Containers Limited, a company organized and existing under the laws of Bermuda (the “Issuer”); for value received, hereby promises to pay to [                    ], or registered assigns, at the principal corporate trust office of the Indenture Trustee named below, (i) the principal sum of up to [            ] Million Dollars ($[    ],000,000), which sum shall be payable on the-dates and in the amounts set forth in the Second Amended and Restated Indenture, dated as of May 26, 2005 (the “Indenture”), and the Second Amended and Restated Series 2000-1 Supplement, dated as of June 8, 2006 (the “Series 2000-1 Supplement”), each between the Issuer and Wells Fargo Bank, National Association and (ii) interest on the outstanding principal amount of this Series 2000-1 Note on the dates and in the amounts set forth in the Indenture and the Series 2000-1 Supplement. A record of each Series 2000-1 Advance, Prepayment and repayment shall be made by, the related Deal Agent and absent manifest error such record shall be conclusive. This Note shall replace and supercede any note or notes previously issued pursuant to the Series 2000-1 Supplement. Capitalized terms not otherwise defined herein will have the meaning set forth in the Indenture and the Series 2000-1 Supplement.

Payment of the principal of and interest on this Series 2000-1 Note shall be made in lawful money of the United States of America which at the time of payment is legal tender for payment of public and private debts. The principal balance of, and interest on this Series 2000-1 Note is payable at the times and in the amounts set forth in the Indenture and the Series 2000-1 Supplement by wire transfer of immediately available funds to the account designated by the Holder of record on the immediately preceding Record Date.

This Series 2000-1 Note is one of the authorized notes identified in the title hereto and issued in the aggregate principal amount of up to Three Hundred Million Dollars ($300,000,000.00) pursuant to the Indenture and the Series 2000-1 Supplement.

The Series 2000-1 Notes shall be an obligation of the Issuer and shall be secured by the Collateral, all as defined in, and subject to limitations set forth in, the Indenture and the Series 2000-1 Supplement.

This Series 2000-1 Note is transferable as provided in the Indenture and the Series 2000-1 Supplement, subject to certain limitations therein contained, only upon the books for registration and transfer kept by the Indenture Trustee, and only upon surrender of this Series 2000-1 Note for transfer to the Indenture Trustee duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Indenture Trustee duly executed by, the registered Holder hereof or his attorney duly authorized in writing. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection with any transfer or exchange of this Series 2000-1 Note.

The Issuer, the Indenture Trustee and any agent of the Issuer may treat the person in whose name this Series 2000-1 Note is registered as the absolute owner hereof for all purposes, and neither the Issuer, the Indenture Trustee, nor any other such agent shall be affected by notice to the contrary.

This Series 2000-1 Note is subject to Prepayment, at the times and subject to the conditions set forth in the Indenture and the Series 2000-1 Supplement.

If an Event of Default or Early Amortization Event shall occur and be continuing, the principal of and accrued interest on this Series 2000-1 Note may be declared to be due and payable in the manner and with the effect provided in the Indenture and the Series 2000-1 Supplement.

The Indenture permits, with certain exceptions as therein provided, the issuance of supplemental indentures with the consent of the Requisite Global Majority, in certain specifically described instances. Any consent given by the Requisite Global Majority shall be conclusive and binding upon the Holder of this Series 2000-1 Note and on all future holders of this Series 2000-1 Note and of any Series 2000-1 Note issued in lieu hereof whether or not notation of such consent is made upon this Series 2000-1 Note. Supplements and amendments to the Indenture and the Series 2000-1 Supplement may be made only to the extent and in circumstances permitted by the Indenture and the Series 2000-1 Supplement.

The Holder of this Series 2000-1 Note shall have no right to enforce the provisions of the Indenture or the Series 2000-1 Supplement or to institute action to enforce the covenants, or to take any action with respect to a default under the Indenture or the Series 2000-1 Supplement, or to institute, appear in or defend any suit or other Proceedings with respect thereto, except as provided under certain circumstances described in the Indenture and the Series 2000-1 Supplement; provided, however, that nothing contained in the Indenture or the Series 2000-1 Supplement shall affect or impair any right of enforcement conferred on the Holder hereof to enforce any payment of the principal of and interest on this Series 2000-1 Note on or after the due date thereof; provided further, however, that by acceptance hereof the Holder is deemed to have covenanted and agreed that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation Proceedings, or other Proceedings under any applicable bankruptcy or similar law, at any time other than at such time as: permitted by Section 1311 of the Indenture.

All terms and provisions of the Indenture and the Series 2000-1 Supplement are herein incorporated by reference as if set forth herein in their entirety.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED, that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and the Series 2000-1 Supplement and the issuance of this Series 2000-1 Note and the issue of which it is a part, do exist, have happened and have been timely performed in regular form and manner as required by law.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized officers, this Series 2000-1 Note shall not be entitled to any benefit under the Indenture or the Series 2000-1 Supplement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Textainer Marine Containers Limited has caused this Series 2000-1 Note to be duly executed by its duly authorized representative, on this      day of June, 2006.

TEXTAINER MARINE CONTAINERS LIMITED

By:
Name:
Title:

This Note is one of the Series 2000-1 Notes described in the within-mentioned Indenture and the Series 2000-1 Supplement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title:

SCHEDULE 1

Minimum targeted principal balance percentage

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
0	100.00000%
1	99.44444%
2	98.88889%
3	98.33333%
4	97.77778%
5	97.22222%
6	96.66667%
7	96.11111%
8	95.55556%
9	95.00000%
10	94.44444%
11	93.88889%
12	93.33333%
13	92.77778%
14	92.22222%
15	91.66667%
16	91.11111%
17	90.55556%
18	90.00000%
19	89.44444%
20	88.88889%
21	88.33333%
22	87.77778%
23	87.22222%
24	86.66667%
25	86.11111%
26	85.55556%
27	85.00000%
28	84.44444%
29	83.88889%
30	83.33333%
31	82.77778%
32	82.22222%
33	81.66667%
34	81.11111%
35	80.55556%
36	80.00000%
37	79.44444%

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
38	78.88889%
39	78.33333%
40	77.77778%
41	77.22222%
42	76.66667%
43	76.11111%
44	75.55556%
45	75.00000%
46	74.44444%
47	73.88889%
48	73.33333%
49	72.77778%
50	72.22222%
51	71.66667%
52	71.11111%
53	70.55556%
54	70.00000%
55	69.44444%
56	68.88889%
57	68.33333%
58	67.77778%
59	67.22222%
60	66.66667%
61	66.11111%
62	65.55556%
63	65.00000%
64	64.44444%
65	63.88889%
66	63.33333%
67	62.77778%
68	62.22222%
69	61.66667%
70	61.11111%
71	60.55556%
72	60.00000%
73	59.44444%
74	58.88889%
75	58.33333%
76	57.77778%
77	57.22222%
78	56.66667%

2

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
79	56.11111%
80	55.55556%
81	55.00000%
82	54.44444%
83	53.88889%
84	53.33333%
85	52.77778%
86	52.22222%
87	51.66667%
88	51.11111%
89	50.55556%
90	50.00000%
91	49.44444%
92	48.88889%
93	48.33333%
94	47.77778%
95	47.22222%
96	46.66667%
97	46.11111%
98	45.55556%
99	45.00000%
100	44.44444%
101	43.88889%
102	43.33333%
103	42.77778%
104	42.22222%
105	41.66667%
106	41.11111%
107	40.55556%
108	40.00000%
109	39.44444%
110	38.88889%
111	38.33333%
112	37.77778%
113	37.22222%
114	36.66667%
115	36.11111%
116	35.55556%
117	35.00000%
118	34.44444%
119	33.88889%

3

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
120	33.33333%
121	32.77778%
122	32.22222%
123	31.66667%
124	31.11111%
125	30.55556%
126	30.00000%
127	29.44444%
128	28.88889%
129	28.33333%
130	27.77778%
131	27.22222%
132	26.66667%
133	26.11111%
134	25.55556%
135	25.00000%
136	24.44444%
137	23.88889%
138	23.33333%
139	22.77778%
140	22.22222%
141	21.66667%
142	21.11111%
143	20.55556%
144	20.00000%
145	19.44444%
146	18.88889%
147	18.33333%
148	17.77778%
149	17.22222%
150	16.66667%
151	16.11111%
152	15.55556%
153	15.00000%
154	14.44444%
155	13.88889%
156	13.33333%
157	12.77778%
158	12.22222%
159	11.66667%
160	11.11111%

4

Payment Dates Elapsed From The Conversion Date	Percentage of Minimum Targeted Principal Balance
161	10.55556%
162	10.00000%
163	9.44444%
164	8.88889%
165	8.33333%
166	7.77778%
167	7.22222%
168	6.66667%
169	6.11111%
170	5.55556%
171	5.00000%
172	4.44444%
173	3.88889%
174	3.33333%
175	2.77778%
176	2.22222%
177	1.66667%
178	1.11111%
179	0.55556%
180	0.00000%

5

SCHEDULE 2

SCHEDULED TARGETED PRINCIPAL BALANCE PERCENTAGE

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
0	100.00000%
1	99.16667%
2	98.33333%
3	97.50000%
4	96.66667%
5	95.83333%
6	95.00000%
7	94.16667%
8	93.33333%
9	92.50000%
10	91.66667%
11	90.83333%
12	90.00000%
13	89.16667%
14	88.33333%
15	87.50000%
16	86.66667%
17	85.83333%
18	85.00000%
19	84.16667%
20	83.33333%
21	82.50000%
22	81.66667%
23	80.83333%
24	80.00000%
25	79.16667%
26	78.33333%
27	77.50000%
28	76.66667%
29	75.83333%
30	75.00000%
31	74.16667%
32	73.33333%
33	72.50000%
34	71.66667%
35	70.83333%
36	70.00000%
37	69.16667%
38	68.33333%

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
39	67.50000%
40	66.66667%
41	65.83333%
42	65.00000%
43	64.16667%
44	63.33333%
45	62.50000%
46	61.66667%
47	60.83333%
48	60.00000%
49	59.16667%
50	58.33333%
51	57.50000%
52	56.66667%
53	55.83333%
54	55.00000%
55	54.16667%
56	53.33333%
57	52.50000%
58	51.66667%
59	50.83333%
60	50.00000%
61	49.16667%
62	48.33333%
63	47.50000%
64	46.66667%
65	45.83333%
66	45.00000%
67	44.16667%
68	43.33333%
69	42.50000%
70	41.66667%
71	40.83333%
72	40.00000%
73	39.16667%
74	38.33333%
75	37.50000%
76	36.66667%
77	35.83333%
78	35.00000%
79	34.16667%
80	33.33333%
81	32.50000%

2

Payment Dates Elapsed From The Conversion Date	Percentage of Scheduled Targeted Principal Balance
82	31.66667%
83	30.83333%
84	30.00000%
85	29.16667%
86	28.33333%
87	27.50000%
88	26.66667%
89	25.83333%
90	25.00000%
91	24.16667%
92	23.33333%
93	22.50000%
94	21.66667%
95	20.83333%
96	20.00000%
97	19.16667%
98	18.33333%
99	17.50000%
100	16.66667%
101	15.83333%
102	15.00000%
103	14.16667%
104	13.33333%
105	12.50000%
106	11.66667%
107	10.83333%
108	10.00000%
109	9.16667%
110	8.33333%
111	7.50000%
112	6.66667%
113	5.83333%
114	5.00000%
115	4.16667%
116	3.33333%
117	2.50000%
118	1.66667%
119	0.83333%
120	0.00000%

3